FUND ACCOUNTING AGREEMENT
THIS AGREEMENT is made as of January 28, 2016 by and between each investment company referenced on the signature page hereto (each a "Fund", collectively the "Funds"), and BNY Mellon Investment Servicing (US) Inc., a Massachusetts corporation ("BNY Mellon").
W I T N E S S E T H :
WHEREAS, each Fund is an investment company registered under the Investment Company Act of 1940, as amended; and
WHEREAS, each Fund desires to retain BNY Mellon to provide for the portfolios identified on Exhibit A hereto (each, a "Series") the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:
1. Definitions.
Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:
"1933 Act" means the Securities Act of 1933, as amended.
"1934 Act" means the Securities Exchange Act of 1934, as amended.

"1940 Act" means the Investment Company Act of 1940, as amended, the rules thereunder, and related publicly available interpretations issued by the SEC or the SEC Staff (including by way of informal guidance, no-action letter or exemptive order).
"Authorized Person" shall mean each person, whether or not an officer or an employee of a Fund, duly authorized by the Board to execute this Agreement and to give Instructions on behalf of such Fund as set forth in Exhibit B hereto and each Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by BNY

Mellon and the applicable Fund.  From time to time each Fund may deliver a new Exhibit B to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit B actually received by BNY Mellon.
"BNY Mellon Affiliate" shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.
"Board" shall mean a Fund's board of directors, board of trustees, general partner or manager, as applicable.
"Confidential Information" shall have the meaning given in Section 21 below.
"Documents" shall mean such documents, including but not limited to, Board resolutions, including resolutions of the Fund's Board authorizing the execution, delivery and performance of this Agreement by the Fund, and opinions of outside counsel, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.
"Instructions" shall mean Oral Instructions or written communications actually received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.  Instructions may be continuing Instructions when deemed appropriate by both parties.
"Investment Advisor" shall mean the entity identified by a Fund to BNY Mellon as the entity having investment responsibility with respect to the Fund, including, if applicable, an investment sub-adviser to such Fund.
"Loss" and "Losses" means any one, or any series of related, losses, costs, damages, expenses, awards, judgments, assessments, fines, penalties, payments or payment obligations, reimbursements, adverse monetary consequences or monetary liabilities or obligations of any nature, including without limitation any of the foregoing arising out of any claim or obligation to indemnify and defend, and all costs of litigation or threatened litigation such as but not limited to court costs, costs of counsel, discovery, experts, settlement and investigation.

"Net Asset Value" shall mean the per share value of a Series, calculated in the manner described in the Fund's Offering Materials.
 "Offering Materials" shall mean a Fund's currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Fund's respective Series.
"Oral Instructions" shall mean oral instructions received by BNY Mellon under permissible circumstances specified by BNY Mellon, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY Mellon to be an Authorized Person.
"Organizational Documents" shall mean certified copies of a Fund's articles of incorporation, declaration of trust, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to a Fund, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.
 "SEC" means the United States Securities and Exchange Commission.

"Securities Laws" means the 1933 Act, the 1934 Act and the 1940 Act.

"Shares" means the shares of beneficial interest of any series or class of a Fund.
2. Appointment.
Each Fund hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein.  BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.
3. Representations and Warranties.
Each Fund hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:
(a)   It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
(b)   This Agreement has been duly authorized, executed and delivered by such Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of such Fund, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally;
(c)   It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;
(d)   The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Fund.  To the extent that the computation of the Net Asset Value by BNY Mellon as described in Schedule I attached hereto in accordance with the then effective Offering Materials for the Fund and in accordance with BNY Mellon's standard of care as set forth in Section 9 of this Agreement, would violate any applicable laws or regulations, the Fund shall immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of securities, Net Asset Value or other computation, as the case may be, or instruct BNY Mellon in writing to value securities and/or compute Net Asset Value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY Mellon as to its capacity to act in accordance with the foregoing;

(e)   The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY Mellon or to the Investment Advisor or sponsor of the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to such Investment Advisor or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of the Fund and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;
(f)   Each person named on Exhibit B hereto is duly authorized by such Fund to be an Authorized Person hereunder;
(g)   Without limiting the provisions of Section 21 below, the Fund shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its Board, officers, employees, regulators, examiners, internal and external accountants, auditors and counsel, (ii) if applicable, for a summary description of this Agreement in the Offering Materials and financial statements, (iii) to any other person when required by a court order or legal process, (iv) as agreed in writing by BNY Mellon (v) as required by applicable law or regulation, or (vi) whenever advised by its counsel that it would be liable for a failure to make such disclosure.  The Fund shall instruct its Board, officers, employees, internal and external accountants, auditors and counsel who may be afforded access to such information of the Fund's obligations of confidentiality hereunder;
(h)   The Fund shall promptly notify BNY Mellon in writing of any and all legal proceedings or securities investigations filed or, to the knowledge of the Fund, commenced against the Fund, the Investment Advisor (with respect to the Fund) or the Board that may call into question the validity or enforceability of this Agreement; and
(j)   The Fund acknowledges that certain information provided by BNY Mellon on its websites concerning BNY Mellon may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Fund. Certain information is supplied to BNY Mellon pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor ("Licensor") with respect to such information.  Therefore, the Fund, on behalf of itself, further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNY Mellon on its websites in any way without the express written permission of BNY Mellon and the Licensor. (Licensor permission to be obtained by BNY Mellon prior to BNY Mellon providing its permission.)

4. Delivery of Documents.
Each Fund shall promptly provide, deliver or cause to be delivered from time to time to BNY Mellon the Fund's Organizational Documents, Documents and other materials used in the distribution of Shares and all amendments thereto as may be reasonably necessary for BNY Mellon to perform its duties hereunder.  BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY Mellon.
5. Matters Regarding BNY Mellon.
(a)   Subject to the direction and control of each Fund's Board and the provisions of this Agreement, BNY Mellon shall provide to each Fund the various services listed on Schedule I attached hereto.
(b)   In performing the services hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.
(c)   BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund's financial records or other services normally performed by the Funds' respective counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of a Fund or any other person, and each Fund acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.  The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to a Fund, unless the Fund and BNY Mellon expressly agree in writing to any such increase in the scope of services.

(d)   Each Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent auditors and accountants, transfer agent and any other service providers to cooperate with BNY Mellon and to provide BNY Mellon, upon reasonable request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which in the opinion of BNY Mellon, is reasonably necessary in order to enable BNY Mellon to perform its duties hereunder.  In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons.  BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of a Fund to cause any information, documents or advice to be provided to BNY Mellon as provided herein and shall be held harmless by each Fund when acting in reliance upon such information, documents or advice relating to such Fund.  All fees or costs charged by such persons shall be borne by the appropriate Fund, and BNY Mellon shall have no liability with respect to such fees or charges, including any increases in, or additions to, such fees or charges related directly or indirectly to the services described herein or the performance by BNY Mellon of its duties hereunder.  BNY Mellon shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by a Fund, or by any affiliate of such Fund or by any other third party service provider to such Fund.  In the event that any services performed by BNY Mellon hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY Mellon which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not have any responsibility or liability for, be under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy or completeness of such information.
(e)   Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.
(f)   Each Fund shall furnish BNY Mellon with any and all instructions, explanations, information, specifications and documentation deemed reasonably necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of any securities lending related collateral investment account(s).  BNY Mellon shall not be required to include as Fund liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state or foreign income taxes unless the Fund shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value.  Each Fund shall also furnish BNY Mellon with bid, offer or market values of securities if BNY Mellon notifies such Fund that the same are not available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable at the time such information is required for calculations hereunder.  At any time and from time to time, the Fund also may furnish BNY Mellon with bid, offer or market values of securities and instruct BNY Mellon in Instructions to use such information in its calculations hereunder.  BNY Mellon shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service unless such securities pricing vendors were approved by the Board of the Fund as of the date of this Agreement or are mutually agreed upon by the parties hereto in advance.  In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the applicable Fund. Notwithstanding the foregoing, BNY Mellon shall provide an initial review of the reliability of the pricing information received from securities pricing vendors as mutually agreed-upon from time to time between the parties hereto. Moreover, BNY Mellon shall conduct price challenges with the various pricing services when requested to do so by an Authorized Person.
(g)   BNY Mellon may apply to an Authorized Person of any Fund for Instructions with respect to any matter arising in connection with BNY Mellon's performance hereunder for such Fund, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith without negligence, willful misconduct or reckless disregard in the performance of its duties hereunder in accordance with such Instructions.  Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken.  BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.
(h)   The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the "BNY Mellon Group").  The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the "Centralized Functions") in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) each Fund consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Fund ("Customer-Related Data") to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY Mellon may store the names and business contact information of each Fund's employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular Fund. Each Fund confirms that it is authorized to consent to the foregoing and that the disclosure and storage of information in connection with the Centralized Functions does not violate any relevant data protection legislation.
(i)   BNY Mellon may consult its own counsel or, with prior approval of the appropriate Fund, with counsel to such Fund, in each case at BNY Mellon's sole expense, and shall be fully protected with respect to anything done or omitted by it in good faith without negligence, willful misconduct or reckless disregard in the performance of its duties hereunder in accordance with the advice or opinion of such counsel.
(j)   Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles.  BNY Mellon is solely responsible for processing such securities, as identified by the applicable Fund or its Authorized Persons, in accordance with U.S. tax laws and regulations.
(k)   BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, except as may be mutually agreed upon by BNY Mellon and the Funds from time to time in writing, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.
(l)   BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by a Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of a Fund's or Series' liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and the amounts receivable or the amounts payable for the sale or redemption of a Series' Shares effected by or on behalf of a Series.  In the event BNY Mellon's computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.  Without limiting the generality of the foregoing and subject to the initial review of the reliability of pricing information received from securities pricing vendors described in Section 5(f) above, BNY Mellon shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this sub-section (l), except as may be requested by an Authorized Person, even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(m)   BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund and will notify the Fund if such interest is not received.
(n)   Neither BNY Mellon nor the Fund, nor any of their respective affiliates, shall be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occur directly or indirectly by reason of circumstances that, after taking commercially reasonable measures, are beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY Mellon, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications or computer (hardware or software) services or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.  BNY Mellon shall not be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY Mellon in the performance of its duties under this Agreement. Upon the occurrence of any such delay or failure, BNY Mellon shall use commercially reasonable efforts to resume performance of its duties under this Agreement as soon as practicable under the circumstances, including notification to the Fund in connection with any delayed receipt of instructions or documentation. Upon reasonable request, BNY Mellon shall discuss with the Funds any business continuity/disaster recovery plan of BNY Mellon and/or provide a high-level presentation summarizing such plan.  BNY Mellon represents that its business continuity plan is appropriate for its business as a provider of fund accounting services to investment companies registered under the 1940 Act and enables BNY Mellon to take appropriate actions to address major disasters and system disruptions or failures.
(o)   BNY Mellon shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, BNY Mellon shall, at no additional expense to the applicable Fund, take reasonable steps to minimize service interruptions.  BNY Mellon shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNY Mellon's own negligence, intentional misconduct, bad faith or reckless disregard in the performance of its duties under this Agreement.
6. Allocation of Expenses.
Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund (or other responsible party as may be approved by the Fund's Board), including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund's trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws and state and other applicable securities laws of the Fund or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to such Fund's shareholders or members, as applicable, all expenses incidental to holding meetings of such Fund's trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors, officers, managers and/or members, as may be applicable.
7. Portfolio Compliance Services.
(a)   If Schedule I contains a requirement for BNY Mellon to provide a Fund with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 7 (the "Portfolio Compliance Services").  The precise compliance review and testing services to be provided shall be as directed by each Fund and as mutually agreed between BNY Mellon and such Fund, and the results of BNY Mellon's Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the "Compliance Summary Report")

prepared on a periodic basis as mutually agreed.  Each Compliance Summary Report shall be subject to review and approval by the Fund.  BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.
(b)   A Fund will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within ten (10) days of its receipt.  The Fund agrees to notify BNY Mellon promptly in writing if it fails to receive any such Compliance Summary Report.  In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNY Mellon of such condition after discovery thereof.
(c)   While BNY Mellon will endeavor to identify out-of-compliance conditions, BNY Mellon does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions.  In the absence of BNY Mellon's negligence, willful misconduct, bad faith or reckless disregard in the performance of Portfolio Compliance Services, a Fund's sole and exclusive remedy and BNY Mellon's sole liability shall be limited to re-performance by BNY Mellon of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable, and the preparation of a corrected report, at no cost to the Fund.
8. Rule 38a-1 Services.
(a)   If Schedule I contains a requirement for BNY Mellon to provide a Fund with compliance support services related to Rule 38a-1 promulgated under the 1940 Act and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the "Regulatory Support Services").
(b)   Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY Mellon under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of a Fund or any other person.

(c)   All work product produced by BNY Mellon as outlined at Schedule I in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the applicable Fund and by the Fund's legal counsel.  The Regulatory Support Services performed by BNY Mellon under this Agreement will be at the request and direction of the Fund and/or its chief compliance officer (the "Fund's CCO"), as applicable.  BNY Mellon disclaims liability to the Fund, and the Fund is solely responsible, for the selection, qualifications and performance of the Fund's CCO and the adequacy and effectiveness of the Fund's compliance program.
9. Standard of Care; Indemnification.
(a)   In performing the responsibilities delegated to it under this Agreement, BNY Mellon shall at all times act in good faith and agrees to exercise reasonable care, diligence and expertise of a fund accountant having responsibility for providing fund accounting services to investment companies registered under the 1940 Act. Except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate shall not be liable for any Loss incurred by or asserted against a Fund, except where such Loss is a direct result of BNY Mellon's own bad faith, negligence, willful misconduct or reckless disregard in the performance of its duties hereunder.  In no event shall BNY Mellon or any BNY Mellon Affiliate be liable to any Fund or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.  BNY Mellon and any BNY Mellon Affiliate shall not be liable for any Loss resulting from, arising out of, or in connection with the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY Mellon's reasonable control, unless such loss, damage or expense arises out of the bad faith, negligence, willful misconduct of BNY Mellon or reckless disregard of BNY Mellon's obligations or duties hereunder.
(b)   BNY Mellon's maximum aggregate cumulative liability to the Fund and all persons or entities claiming through the Fund, considered as a whole, during the effectiveness of the Agreement, for all loss, cost, expense and damages the recovery of which is not otherwise excluded by another provision of this Agreement shall not exceed the fees actually paid to BNY

Mellon by the Fund for services provided hereunder during the eighteen (18) months immediately prior to the date of occurrence of the event or circumstance causing a particular Loss, or the date of occurrence of the first event or circumstance in a series of events or circumstances causing a particular Loss.  In the event a maximum aggregate cumulative liability pursuant to this Section 9(b) must be calculated in connection with a Loss occurring during the first eighteen months of this Agreement, fees paid under this Agreement for the portion of the 18-month calculation period that services were provided under this Agreement shall be annualized for such calculation.
(c)   Each Fund shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all Losses which are sustained or incurred, or which may be asserted against BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate without bad faith, negligence, willful misconduct or reckless disregard of BNY Mellon's obligations or duties hereunder, or in reasonable reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Fund's Offering Materials or Documents (excluding information provided by BNY Mellon), (iii) any Instructions or (iv) any opinion of legal counsel for such Fund, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNY Mellon nor any BNY Mellon Affiliate for costs, expenses, damages, liabilities or claims for which BNY Mellon or any BNY Mellon Affiliate is liable under the preceding sub-section 9(a).  This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement with respect to such Fund. Without limiting the generality of the foregoing, each Fund shall indemnify BNY Mellon and any BNY Mellon Affiliate against and save BNY Mellon and any BNY Mellon Affiliate harmless from any loss, damage or expense, including reasonable counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:
I.   Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by any third party described above or by or on behalf of the Fund;

II.   Action or inaction taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate pursuant to Instructions of the Fund or otherwise without bad faith, negligence, willful misconduct or reckless disregard of BNY Mellon's obligations or duties hereunder;
III.   Any action taken or omitted to be taken by BNY Mellon in good faith without negligence, reckless disregard or willful misconduct in accordance with the advice or opinion of counsel for the Fund or its own counsel;
IV.   Any improper use by the Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;
V.   The method of valuation of the securities and the method of computing each Series' Net Asset Value; and
VI.   Any valuations of securities, other assets or the Net Asset Value provided by the Fund, provided that BNY Mellon's use of such valuations is taken without bad faith, negligence, willful misconduct or reckless disregard of BNY Mellon's obligations or duties hereunder.
(d)   BNY Mellon shall indemnify and hold harmless the Fund from and against all Losses, in third party suits and in a successful defense of claims asserted by BNY Mellon, found by a court of competent jurisdiction to be directly relating to or arising out of BNY Mellon's bad faith, negligence or willful misconduct, except to the extent resulting from the Fund's bad faith, negligence or willful misconduct.  This provision shall survive the termination of this Agreement
(e)   Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel for a Fund or BNY Mellon's own counsel, shall be conclusively presumed to have been taken or omitted in good faith.
10. Compensation.
For the services provided hereunder, each Fund agrees to pay, or make arrangements for payment by the responsible party to, BNY Mellon such compensation as is mutually agreed to in writing by such Fund and BNY Mellon from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder.  Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly.  BNY Mellon shall deliver to each Fund invoices for services rendered. Upon review and approval of such invoices, each Fund shall either authorize BNY Mellon to debit such Fund's custody account for all amounts due and payable hereunder or shall instruct the responsible party to make such  payment.  Upon commencement or termination of this Agreement after the beginning of the month or before the end of any month, as may be applicable, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period. All compensation outstanding upon termination of this Agreement shall be payable promptly upon receipt and review of the invoice.  For the purpose of determining compensation payable to BNY Mellon, each Series' Net Asset Value shall be computed at the times and in the manner specified in the Fund's Offering Materials.
11. Records; Visits.
(a)   The books and records pertaining to each Fund and such Fund's Series which are in the possession or under the control of BNY Mellon shall be the property of the Fund.  The Fund and Authorized Persons shall have access to such books and records at all times during BNY Mellon's normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNY Mellon to the Fund or to an Authorized Person, at the Fund's expense.
(b)   BNY Mellon shall keep all books and records with respect to each Series' books of account, records of each Series' securities transactions and all other books and records as BNY Mellon is required to maintain pursuant to Rule 31a‑1 of the 1940 Act in connection with the services provided hereunder.
12. Term of Agreement.
(a)   This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM (Eastern time) on the date which is the third anniversary of such date (the "Initial Term"), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.
(b)   Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year each (each, a "Renewal Term"), unless a particular Fund or BNY Mellon gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the effective termination date identified in such notice. For the avoidance of doubt, a termination of this Agreement pursuant to this paragraph 12(b) by a Fund or by BNY Mellon with respect to a Fund shall only be a termination of this Agreement with respect to that Fund and shall not terminate the Agreement with respect to any other Fund.
(c)   If a Fund or BNY Mellon with respect to a particular Fund materially breaches this Agreement (a "Defaulting Party") the other party (the "Non‑Defaulting Party") may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party ("Breach Termination Notice"), in which case this Agreement shall terminate as of 11:59 PM (Eastern time) on the 30th day following the date the Breach Termination Notice is given, or such later date as may be agreed in writing between the parties hereto.  In all cases, termination by the Non‑Defaulting Party shall not constitute a waiver by the Non‑Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party. For the avoidance of doubt, a termination of this Agreement pursuant to this paragraph 12(c) by a Fund or by BNY Mellon with respect to a Fund shall only be a termination of this Agreement with respect to that Fund and shall not terminate the Agreement with respect to any other Fund.
(d)   Notwithstanding anything contained in this Agreement to the contrary, (i) if in connection with a Change in Control (defined below) a Fund gives notice to BNY Mellon terminating this Agreement or terminating it as the provider of any of the services hereunder or (ii) if a Fund otherwise terminates this Agreement, except for a termination by the Fund pursuant to Section 12(c) above, or terminates any of the services hereunder, during the first 12 months of the Initial Term ("Early Termination"), the following terms shall apply:

(i)   Before the effective date of the Early Termination and before any conversion of Fund records and accounts to a successor service provider, the Fund shall pay to BNY Mellon an amount equal to all fees and other amounts ("Early Termination Fee") calculated as if BNY Mellon were to provide all services hereunder for the remainder of the first 12 months of the Initial Term.  The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to BNY Mellon under this Agreement during the last three calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder).
(ii)   The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to BNY Mellon for the termination of services during the first 12 months of the Initial Term.
(iii)   For the purposes of this Section 12(d), "Change in Control" means a merger, consolidation, adoption, acquisition, change in control, re-structuring or re-organization of or any other similar occurrence involving a Fund or any affiliate of a Fund.
(iv)   If any of the Fund's assets serviced by BNY Mellon under this Agreement are removed from the coverage of this Agreement ("Removed Assets") during the first 12 months of the Initial Term and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund) during the first 12 months of the Initial Term: (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and owe BNY Mellon an Early Termination Fee calculated as if the Removed Assets constituted a "Fund"; and (ii) at BNY Mellon's option, either (a) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by BNY Mellon resulting in the Fund owing BNY Mellon the Early Termination Fee, or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets.
(e)   Notwithstanding any other provision of this Agreement, any party may in its sole discretion terminate this Agreement immediately with respect to the other party by sending notice thereof to the other party upon the happening of any of the following: (i) the other party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the other party any such case or proceeding; (ii) the other party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the other party or any substantial part of its property or there is commenced against the other party any such case or proceeding; (iii) the other party makes a general assignment for the benefit of creditors; or (iv) the other party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due.  A party may exercise its termination right under this Section 12(e) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right.  Any exercise by a party of its termination right under this Section 12(e) shall be without any prejudice to any other remedies or rights available to such party and shall not be subject to any fee or penalty, whether monetary or equitable.  Notwithstanding the provisions of Section 18 below, notice of termination under this Section 12(e) shall be considered given and effective when given, not when received.
13. Amendment.
This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and the Fund to be bound thereby, and authorized or approved by such Fund's Board.
14. Assignment; Subcontracting.
(a)   This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by any Fund without the prior written consent of BNY Mellon, or by BNY Mellon without the prior written consent of the affected Fund.
(b)   Notwithstanding the foregoing: (i) with prior written notice to the Fund, BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY Mellon gives the relevant Funds thirty (30) days' prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon; (ii) BNY

Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder; (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall (A) require the prior written consent of the relevant Funds, (B) limit BNY Mellon's liability such that BNY Mellon shall only be liable for failure to reasonably select such unaffiliated third party, and BNY Mellon shall have no liability for any acts or omissions to act of such unaffiliated third party, and (C) such unaffiliated third party shall agree to be bound by the same obligations and restrictions with respect to the subcontracted service, and be liable to the same extent, as BNY Mellon pursuant to this Agreement; and (iv) BNY Mellon, in the course of providing certain additional services requested by a Fund ("Vendor Eligible Services") as described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer or electronic services provider ("Vendor") to provide BNY Mellon with the ability to generate certain reports or provide certain functionality.  BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor.  Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and a Fund is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.
(c)   As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, the applicable Fund will pay to BNY Mellon such fees as may be agreed to in writing by the Fund and BNY Mellon.  In turn, BNY Mellon will be responsible for paying the Vendor's fees.  For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Fund.

15. Governing Law; Consent to Jurisdiction.
This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.  Each Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury.  To the extent that in any jurisdiction any Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it hereby waives, such immunity.
16. Severability; No Third Party Beneficiaries.
In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.  A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement, and no Fund shall have a right to enforce any provision of this Agreement as it relates to another Fund.  BNY Mellon shall not be responsible for any costs or fees charged to a Fund or an affiliate of a Fund by consultants, counsel, auditors, public accountants or other service providers retained by the Fund or any such affiliate.
17. No Waiver.
Each and every right granted to a party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of a party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by a party of any right preclude any other or future exercise thereof or the exercise of any other right.
18. Notices.
All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:
if to a Fund, at
Aquila Group of Funds
c/o Aquila Investment Management LLC
120 W. 45th Street, Suite 3600
New York, New York 10036

if to BNY Mellon, at
BNY Mellon
 103 Bellevue Parkway
 Wilmington, Delaware 19809
 Attention: Head of U.S. Fund Accounting
with a copy to:
The Bank of New York Mellon
 225 Liberty Street
 New York, New York 10286
 Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing.  Notices hereunder shall be sent via traceable courier and effective upon receipt.
19. Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.
20. Several Obligations.
The parties acknowledge that the rights and obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only. A Declaration of Trust of each Fund is on file with the Secretary of the Commonwealth of Massachusetts.  BNY Mellon agrees that for services rendered to each Fund, or for any claim by it in connection with the services rendered to a Fund under this Agreement, it shall look only to assets of the applicable Series for satisfaction and that it shall have no claim against the assets of any other Series.  It is expressly agreed that the obligations of a Fund or a Series hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of a Fund or a Series personally, but shall bind only the property of the applicable Series. This Agreement has been signed and delivered on behalf of each Fund by an authorized officer of the Fund, and such execution and delivery by such officer shall not be deemed to have been made by such officer individually or to impose any liability on such officer, the trustees or the shareholders personally, but shall bind only the Fund as provided in the Fund's respective Declaration of Trust.
21. Confidentiality.
BNY Mellon shall keep confidential any information relating to a Fund's business and each Fund shall keep confidential any information relating to BNY Mellon's business (each, "Confidential Information"), except as expressly agreed in writing by the protected party.  Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans and internal performance results relating to the past, present or future business activities of a Fund or BNY Mellon and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords a Fund or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; (d) any information regarding or related to the Fund's shareholders; and (e) anything designated as confidential.  Notwithstanding the foregoing, as between BNY Mellon and the Fund information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory authority request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNY Mellon in connection with an independent third party compliance or other review, provided that such third party is subject to a duty of confidentiality at least as restrictive as that contained in this Agreement; (h) is released in connection with the provision of services under this Agreement, provided that the recipient of such information is subject to a duty of confidentiality at least as restrictive as that contained in this Agreement; or (i) has been or is independently developed or obtained by the receiving party.  Provisions authorizing the disclosure of information shall survive any termination of this Agreement.  For the avoidance of doubt, BNY Mellon and the Fund each agrees that it will comply with the Gramm-Leach-Bliley Act, Regulation S-P promulgated under the Gramm-Leach-Bliley Act and other law applicable to it and that it will not disclose any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P, received in connection with this Agreement to any other party, except to the extent necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P, the Gramm-Leach-Bliley Act, or other applicable law.  The obligations set forth in this Section shall survive any termination of this Agreement for a period of one (1) year after such termination.
22. Information Security.
(a)   BNY Mellon will implement and maintain a written information security program (the "Security Program") that contains appropriate security measures to safeguard confidential records and information of the Funds, including the personal information of the Funds' shareholders, employees, directors and/or officers that the Fund Accounting Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  The Security Program has, and will continue to have for so long as BNY Mellon retains personal information, adequate administrative, technical and physical safeguards: (i) to ensure the security and confidentiality of the Funds' personal information; (ii) to protect against anticipated threats or hazards to the security or integrity of such information; and (iii) to protect against unauthorized access to or use of such information.  BNY Mellon shall develop, implement and maintain, at BNY Mellon's own expense, a proven system or methodology to audit for compliance with the requirements of the preceding sentence that is consistent with the ISO22701/2 controls framework.  BNY Mellon shall at all times during the term of this Agreement, and for at least two (2) years after termination of this Agreement, maintain books and records sufficient to demonstrate its compliance with the terms of this Section 22.  For these purposes, "personal information" shall mean (i) an individual's name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person's account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual's account.  Notwithstanding the foregoing "personal information" shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.
(b)   No more than annually and subject to BNY Mellon's security requirements and the availability of its personnel, BNY Mellon will arrange an on-site review of BNY Mellon's facilities for the Funds and their authorized representatives.
(c)   BNY Mellon shall have programs in place to assess, monitor and mitigate risks arising from BNY Mellon's use of any subcontractors, including risks associated with information security, and shall provide summaries of such programs upon a Fund's reasonable request.
(d)   BNY Mellon shall within a reasonable period of time notify the Funds if BNY Mellon discovers that there has been a material breach of its security safeguards required by this Section 22, or if the security of personal information of the Fund has been or is likely to be compromised for any reason (collectively, a "Security Breach").  BNY Mellon may take all reasonable steps to protect personal information in the event of a Security Breach, including, but not limited to, as appropriate, reviewing BNY Mellon's security safeguards required by this Section and BNY Mellon's security and system and system log files from workstations and supporting servers containing or facilitating the flow of personal information.  In the event BNY Mellon discovers or is notified of a Security Breach, BNY Mellon shall (i) investigate such breach or potential breach, (ii) cure such breach or potential breach to the extent possible, (iii) restore any lost or damaged data using generally accepted data restoration techniques (at BNY Mellon's cost if the breach was caused by BNY Mellon's acts or omissions), and (iv) conduct a root cause analysis and provide the Funds with a summary of the findings and actions taken to prevent recurrence of such breach or potential breach.  If a Security Breach occurs with respect to personal information in the possession or under the control of BNY Mellon or its subcontractors, agents or employees, BNY Mellon shall be responsible for the Funds' reasonable costs associated with responding to such Security Breach, including, but not limited to, the costs of notifying affected individuals.
23.   Non-Solicitation.
During the term of this Agreement with respect to a particular Fund and for one (1) year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon's employees, and the Fund shall cause the Fund's sponsor and any affiliates of the Fund to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon's employees.  To "knowingly" solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY Mellon employee by a Fund, the Fund's sponsor or an affiliate of the Fund if the BNY Mellon employee was identified by such entity solely as a result of the BNY Mellon employee's response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.
24. Insurance.
BNY Mellon shall at all times during the term of this Agreement maintain at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by BNY Mellon under this Agreement.  Upon the Funds' reasonable request, which in no event shall be more than once annually, BNY Mellon shall furnish to the Funds a summary of BNY Mellon's applicable insurance coverage

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.
AQUILA FUNDS TRUST
AQUILA MUNICIPAL TRUST
THE CASCADES TRUST
HAWAIIAN TAX-FREE TRUST

By: /s/ Diana P. Herrmann
Each Fund acting on its own behalf and, to the extent a Fund has one or more Series listed on Exhibit A hereto, on behalf of its Series
Name: Diana P. Herrmann
Title: President

BNY MELLON INVESTMENT SERVICING (US) INC.

By: /s/ Karen S. Vavra

Name: Karen S. Vavra
Title: Managing Director
Date: January 28, 2016

EXHIBIT A
List of Funds/Series

Name
Aquila Funds Trust
Aquila Three Peaks High Income Fund
Aquila Three Peaks Opportunity Growth Fund

Aquila Municipal Trust

Aquila Tax-Free Trust of Arizona
Aquila Tax-Free Fund of Colorado
Aquila Churchill Tax-Free Fund of Kentucky
Aquila Narragansett Tax-Free Income Fund
Aquila Tax-Free Fund For Utah

The Cascades Trust

Aquila Tax-Free Trust of Oregon

Hawaiian Tax-Free Trust

EXHIBIT B
I, Charles E. Childs, III, Executive Vice President and Secretary of Aquila Funds Trust, a Massachusetts business trust (the "Fund"), do hereby certify that:
The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of the Fund to each such position and qualified therefor in conformity with the Fund's Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures.  Each such person is designated as an Authorized Person under the Fund Accounting Agreement dated as of January 28, 2016, between the Fund and BNY Mellon Investment Servicing (US) Inc.
Name	Position	Signature
Diana P. Herrmann	President	/s/ Diana P. Herrmann
Charles E. Childs, III	Executive Vice President	/s/ Charles E. Childs, III
Joseph P. DiMaggio	Chief Financial Officer and Treasurer	/s/ Joseph P. DiMaggio
Randall S. Fillmore	Chief Compliance Officer	/s/ Randall S. Fillmore
Yolanda S. Reynolds	Assistant Treasurer	/s/ Yolanda S. Reynolds
Lori A. Vindigni	Assistant Treasurer	/s/ Lori A. Vindigni

EXHIBIT B
I, Charles E. Childs, III, Executive Vice President and Secretary of Aquila Municipal Trust, a Massachusetts business trust (the "Fund"), do hereby certify that:
The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of the Fund to each such position and qualified therefor in conformity with the Fund's Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures.  Each such person is designated as an Authorized Person under the Fund Accounting Agreement dated as of January 28, 2016, between the Fund and BNY Mellon Investment Servicing (US) Inc.

Name	Position	Signature
Diana P. Herrmann	President	/s/ Diana P. Herrmann
Charles E. Childs, III	Executive Vice President	/s/ Charles E. Childs, III
Joseph P. DiMaggio	Chief Financial Officer and Treasurer	/s/ Joseph P. DiMaggio
Randall S. Fillmore	Chief Compliance Officer	/s/ Randall S. Fillmore
Yolanda S. Reynolds	Assistant Treasurer	/s/ Yolanda S. Reynolds
Lori A. Vindigni	Assistant Treasurer	/s/ Lori A. Vindigni

EXHIBIT B
I, Charles E. Childs, III, Executive Vice President and Secretary of of The Cascades Trust, a Massachusetts business trust (the "Fund"), do hereby certify that:
The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of the Fund to each such position and qualified therefor in conformity with the Fund's Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures.  Each such person is designated as an Authorized Person under the Fund Accounting Agreement dated as of January 28, 2016, between the Fund and BNY Mellon Investment Servicing (US) Inc.
Name	Position	Signature
Diana P. Herrmann	President	/s/ Diana P. Herrmann
Charles E. Childs, III	Executive Vice President	/s/ Charles E. Childs, III
Joseph P. DiMaggio	Chief Financial Officer and Treasurer	/s/ Joseph P. DiMaggio
Randall S. Fillmore	Chief Compliance Officer	/s/ Randall S. Fillmore
Yolanda S. Reynolds	Assistant Treasurer	/s/ Yolanda S. Reynolds
Lori A. Vindigni	Assistant Treasurer	/s/ Lori A. Vindigni

EXHIBIT B
I, Charles E. Childs, III, Executive Vice President and Secretary of Hawaiian Tax-Free Trust, a Massachusetts business trust (the "Fund"), do hereby certify that:
The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of the Fund to each such position and qualified therefor in conformity with the Fund's Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures.  Each such person is designated as an Authorized Person under the Fund Accounting Agreement dated as of January 28, 2016, between the Fund and BNY Mellon Investment Servicing (US) Inc.

Name	Position	Signature
Diana P. Herrmann	President	/s/ Diana P. Herrmann
Charles E. Childs, III	Executive Vice President	/s/ Charles E. Childs, III
Joseph P. DiMaggio	Chief Financial Officer and Treasurer	/s/ Joseph P. DiMaggio
Randall S. Fillmore	Chief Compliance Officer	/s/ Randall S. Fillmore
Yolanda S. Reynolds	Assistant Treasurer	/s/ Yolanda S. Reynolds
Lori A. Vindigni	Assistant Treasurer	/s/ Lori A. Vindigni

SCHEDULE I
Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Fund officers, Fund counsel and accountants of each Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as "BNY Mellon".

VALUATION SUPPORT AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation support and computation accounting services for each Fund:

▪	Journalize investment, capital share, cash receipts and disbursements, and income and expense activities;
▪	Verify and process security trade activity on T+1;
▪	Utilize month end processing functionality to post T+1 trades on T at fiscal quarter ends as well as October 31st;
▪	Process expense payments and accrual changes on the day following authorized instruction;
▪	Confirm with advisor or sub-advisor, as applicable, the aggregate number of security transactions for each Fund for the prior business day;
▪	Maintain individual ledgers for investment securities;
▪	Maintain historical tax lots for each security;
▪
Reconcile cash and investment balances of each Fund with the Fund's custodian and provide a Fund's investment adviser, administrator, and sub-adviser, as applicable, with the beginning cash balance available for investment purposes on a daily basis;

▪	Record daily shareholder activity of each Fund and reconcile fund share and activity to transfer agency records;
▪	Calculate various contractual expenses including expense limitations by class;
▪	Calculate book capital gains and losses;
▪	Process corporate action activity;
▪	Calculate daily distribution rate per share;
▪	Determine book net income;
▪
Obtain security market quotes and currency exchange rates from pricing services approved by a Fund's Board, or if such quotes are unavailable, then obtain such prices from the Fund's valuation committee in accordance with the Fund's valuation procedures, and in either case, calculate the market value of each Fund's investments in accordance with the Fund's valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund's investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the investment adviser or any other pricing source, except to challenge such a valuation at the request of an Authorized Person, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

▪	Calculate Net Asset Value ("NAV") in the manner specified in the Fund's Offering Materials (which, for the service described herein, shall include the Fund's NAV error policy);

▪	Disseminate NAV and related data to fund transfer agent, adviser, administrator and sub-adviser, as applicable, NASDAQ and to statistical reporting agencies;
▪	GAAP vs. Tax-cost (accrete market discount daily and adjust for market discount at disposition for reporting and income distribution purposes);
▪
Transmit or make available a copy of the daily portfolio valuation, trade journals, income by security, tax lot information, trial balance (on a series and class level), and security pricing history to a Fund's investment adviser, administrator, and sub-adviser, as applicable, on an agreed upon basis;

▪	Calculate yields and portfolio average dollar-weighted maturity as applicable;
▪	Calculate portfolio turnover rate, average fund shares by class and average net assets by class twice annually for inclusion in the annual and semi-annual shareholder reports;
▪	Calculate each Fund's total return and after tax return (on a pre- and post-liquidation basis) on a monthly basis or on an agreed upon frequency;
▪	Monitor/age income and reclaim receivable balances;
▪	Provide or make available a daily report of when issued or delayed settlement securities;
▪	Provide a monthly status report concerning aged open payables and receivables, asset reconciliation status and any pricing issues;
▪
Provide monthly pricing comparison (including price and percentage differential) of primary pricing vendor vs secondary pricing vendor approved by the Fund, however, BNY Mellon shall not under any circumstances be under a duty to independently source price challenge information;

▪	Process variable interest rate instruments interest changes;
▪	Provide monthly dividend rates by class to the Fund;
▪	Provide or make available price variance report - change in price and percentage change;
▪	Provide or make available a report of securities that are stale priced;
▪	Provide or make available NAV impact report showing individual security price change impact;
▪	Maintain alternative minimum tax income ("AMT");
▪	Provide state by state income reporting on an annual basis;
▪	Provide Wash sale reports up to 4 or 5 times a year;
▪
Provide a nightly report that includes NAV, change in NAV, net assets, shares outstanding, dividend factor (if any), 1-day yield, 7-day yield, 7-day effective yield, 30-day yield, 30-day SEC yield, and weighted average maturity; and

▪	Provide daily reporting on compliance to Internal Revenue Code ("IRC"), SEC, and prospectus rules.

SUPPLEMENTAL SERVICES

BNY Mellon shall provide the following fund administration services for each Fund:

▪	Pre and post-tax performance calculations by class
▪	Assist the Fund in handling SEC examinations by providing requested documents in the possession of BNY Mellon that are on the SEC examination request list.
▪	Provide requested Fund reports and BNY Mellon related reports (i.e. SAS 70) and otherwise cooperate in connection with the Fund's annual audit.
▪	SSAE 16 reports related to the services detailed herein including matters in connection with BNY Mellon's data center to the extent issued.

▪	Portfolio Compliance Services
o
In accordance with Instructions received from a Fund, and subject to portfolio limitations, restrictions and concentrations as provided by such Fund to BNY Mellon in writing from time to time, monitor (and report daily in a format agreed upon in writing by the Fund and BNY Mellon) such Fund's compliance, on a post-trade basis, with such portfolio limitations, restrictions and concentrations provided that BNY Mellon maintains in the normal course of its business all data necessary to measure the Fund's compliance; such monitoring shall include portfolio compliance with respect to:

▪	Fundamental and non-fundamental investment policies based on the Fund's registration statement requirements;
▪	Regulated Investment Company ("RIC") IRC requirements;
▪	Generic 1933 Act, 1934 Act and 1940 Act requirements;
▪	Requirements derived from SEC Staff Guidance; and,
▪	Internal risk management limitations.

▪	38a-1 Compliance Support Services

•
Provide compliance policies and procedures related to certain services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; periodic certification letters; due diligence coordination; and periodic reasonable access to BNY Mellon's chief compliance professionals and other BNY Mellon management in order for the Fund's CCO to be able to fulfill the Fund CCO's responsibilities under Rule 38a-1.